Exhibit 99.2

NEWS FROM	Precision Castparts Corp.

4650 S. W. Macadam Ave.	CONTACT:	Dwight Weber
Suite 440		(503) 417-4855
Portland, OR 97239
Telephone (503) 417-4800	Web Site: http://www.precast.com

PRECISION CASTPARTS CORP. GENERATES STRONG YEAR-OVER-YEAR

SALES AND EARNINGS IN SECOND QUARTER FISCAL 2007

PORTLAND, Oregon – October 24, 2006 – Robust end markets, market share gains, and a full quarter of the Special Metals acquisition, together with the Company’s never-ending drive toward low-cost leadership, propelled year-over-year sales and earnings growth to record levels for Precision Castparts Corp. (NYSE:PCP) in the second quarter of fiscal 2007.

Second Quarter Fiscal 2007 Financial Highlights

Net sales from continuing operations for the second quarter of fiscal 2007 were $1,319.3 million, growing 51.8 percent over sales of $869.3 million in last year’s second quarter. Consolidated segment operating income totaled $232.5 million, or 17.6 percent of sales, versus $129.3 million, or 14.9 percent of sales a year ago. Earnings per share from continuing operations increased 74.6 percent year over year, from $0.59 per share (diluted, based on 135.5 million shares outstanding) in the second quarter of fiscal 2006 to $1.03 per share (diluted, based on 137.3 million shares outstanding) this year. In the second quarter of fiscal 2007, net income from continuing operations was $142.0 million, versus $80.3 million in the same quarter last year. The current quarter’s results include a charge of $4.8 million pretax, or $0.03 per share, for stock-based compensation, which was not in last year’s results.

October 24, 2006

Net income for the quarter, including discontinued operations, totaled $154.8 million, or $1.13 per share (diluted). Compared to net income from continuing operations, the increased earnings were driven by a gain on the sale of the Company’s joint venture interest in a ring-rolling operation in Mexico, which was recorded in discontinued operations. By comparison, net income was $79.1 million, or $0.58 per share (diluted) in the second quarter of fiscal 2006.

Business Highlights

Investment Cast Products: In the second quarter of fiscal 2007, Investment Cast Products grew sales from $402.3 million in last year’s second quarter to sales of $441.0 million this year. Operating income increased by 23.1 percent over the same period, from $78.9 million, or 19.6 percent of sales, a year ago to $97.1 million, or 22.0 percent of sales this year. Driven by heightened aerospace OEM and aftermarket sales, record production volumes were achieved during the quarter. PCC Structurals is continuing to expand its large titanium component capacity, and PCC Airfoils is on track to bring on the first two of six new casting furnaces in the third quarter. Full-scale production from this added capacity will gradually ramp up through the first half of fiscal 2008.

Forged Products: The Forged Products segment significantly increased year-over-year sales in the second quarter of fiscal 2007, jumping to $574.8 million from sales of $209.4 million last year, fueled by the acquisition of Special Metals, strong OEM and aftermarket aerospace sales, and seamless pipe growth. Metal pass-through was $54.0 million of sales, a $31.9 million increase over last year’s pass-through of $22.1 million. The segment’s operating income grew from $27.6 million, or 13.2 percent of sales, a year ago to operating income of $92.5 million, or 16.1 percent of sales, in the second quarter of 2007. Operating income in the current quarter included approximately $5 million of non-recurring purchase price adjustments at Special Metals, which added approximately 0.9 percentage points

October 24, 2006

to the segment’s operating margin for the quarter. In the second quarter of fiscal 2007, Special Metals reported solid sales and earnings, moving quickly out of the blocks and accelerating the realization of synergies throughout its operations. At Wyman-Gordon Forgings, robust aerospace and seamless pipe markets drove strong, double-digit sales increase year over year, and effective leverage of these higher volumes enabled the business to improve operating income as a percentage of sales over the same period. The Forged Products’ segment made steady progress on two significant capital projects: a second isothermal forge for Wyman-Gordon and a new rotary forge for Special Metals, both of which will move into full-scale production in fiscal 2008.

Fastener Products: Fastener Products sales jumped 22.1 percent year over year, from $200.6 million in the second quarter of fiscal 2006 to sales of $244.9 million this year. Operating income grew 58.8 percent over the same period, from $32.3 million, or 16.1 percent of sales, a year ago to $51.3 million, or 20.9 percent of sales, in the second quarter of fiscal 2007. The segment benefited during the quarter from rapidly accelerating aerospace sales, which more than overcame continued weakness in the automotive market. Improved operating margin performance resulted not only from leveraging increased production volumes, but also from identifying and executing further opportunities for cost takeout throughout the segment’s many operations.

Industrial Products: The Industrial Products segment reported sales of $58.6 million, with operating income of $11.0 million, versus sales of $57.0 million and operating income of $4.9 million last year. The segment increased its operating margins for the third consecutive quarter, thus establishing a solid base for future improvement.

“Production volumes are at an all-time high, with demand continuing to increase,” said Mark Donegan, chairman and chief executive officer of Precision Castparts

October 24, 2006

Corp. “The most important task at hand is execution, providing the tools and focusing on the daily discipline in each and every one of our manufacturing operations worldwide. Right now, this focus is enabling many of our core businesses to achieve record operating margins. At the same time, Special Metals is rapidly integrating many of the synergies we identified prior to the acquisition, while discovering additional opportunities for top- and bottom-line growth. The Special Metals team has really grabbed hold of the PCC manufacturing tools and cost-reduction mentality, and they are making outstanding progress on all fronts.

“We are adding the necessary capacity to handle the increased production loads,” said Donegan. “By the first half of calendar 2007, we will have increased large structural titanium capacity, added six new airfoil casting furnaces, and completed installation of a second isothermal press, providing as much as $190.0 million of incremental sales, which is needed to support current contractual volume. In the same time frame, Special Metals’ new rotary forge will be up and running in Dunkirk, New York, delivering increasing yields.

“Looking ahead, the third quarter will be impacted by two significant factors,” Donegan continued. “As in past years, this quarter has the least number of manufacturing days in the fiscal year, due to holiday-related plant shutdowns. In addition, Wyman-Gordon Forgings’ operating income and margins will be affected by unfavorable LIFO expense, as higher-cost nickel and titanium alloys are delivered under new contracts. However, these higher material costs will be recovered with higher selling prices, as parts using this material are finished and shipped to customers in the fourth quarter of this fiscal year. While these factors will exert downward pressure on third-quarter earnings, we fully expect renewed earnings strength in the fourth quarter and going forward.

“We continue to stay focused on our balance sheet,” Donegan said. “We generated $179.3 million of cash during the quarter, and we are aggressively paying down

October 24, 2006

debt. At the end of the second quarter, total debt stood at $956.9 million, with a debt-to-total-capitalization ratio of 28.0 percent. All things being equal, we are on track to pay off the debt incurred for the Special Metals acquisition much more quickly than anticipated, enabling us to capitalize on acquisition opportunities as they become available.”

Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power generation, automotive, and general industrial and other markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, and forged components used in jet aircraft engines and industrial gas turbines. The Company is also a leading producer of highly engineered, critical fasteners for aerospace, automotive, and other markets.

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Information included within this press release describing projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, automotive, and other general industrial cycles; the relative success of the Company’s entry into new markets; competitive pricing; the financial viability of the Company’s significant customers; the availability and cost of energy, materials, supplies, insurance, and pension benefits; equipment failures; relations with the Company’s employees; the Company’s ability to manage its operating costs and to integrate acquired businesses in an effective manner; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; and implementation of new technologies and process improvement. Any forward-looking statements should be considered in light of these factors. The Company undertakes no obligation to publicly release any

October 24, 2006

forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.

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Precision Castparts Corp.’s press releases are available on the Internet at the PrimeZone Media Network’s website - http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.

PRECISION CASTPARTS CORP.

SUMMARY OF RESULTS1

(In millions, except per share data)

	(unaudited) Three Months Ended		(unaudited) Six Months Ended
	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005
Net sales	$1,319.3	$869.3	$2,431.7	$1,718.8
Cost of goods sold	1,001.0	675.3	1,850.6	1,332.3
Selling and administrative expenses	85.8	64.7	160.9	127.8
Interest expense, net	15.1	10.4	28.3	20.8

Income before income taxes and minority interest	217.4	118.9	391.9	237.9
Provision for income taxes	75.1	38.2	134.6	78.2
Minority interest in net earnings of consolidated entities	(0.3)	(0.4)	(0.8)	(0.7)

Net income from continuing operations	142.0	80.3	256.5	159.0
Income (loss) from discontinued operations	12.8	(1.2)	13.4	(2.5)

Net income	$154.8	$79.1	$269.9	$156.5

Net income per share from continuing operations - basic	$1.05	$0.60	$1.89	$1.20
Net income (loss) per share from discontinued operations - basic	0.09	(0.01)	0.10	(0.02)

	$1.14	$0.59	$1.99	$1.18

Net income per share from continuing operations - diluted	$1.03	$0.59	$1.87	$1.18
Net income (loss) per share from discontinued operations - diluted	0.10	(0.01)	0.10	(0.02)

	$1.13	$0.58	$1.97	$1.16

Average common shares outstanding:
Basic	135.5	133.0	135.4	132.7
Diluted	137.3	135.5	137.3	135.2

	(unaudited) Three Months Ended		(unaudited) Six Months Ended
	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005
Sales by Segment
Investment Cast Products	$441.0	$402.3	$869.1	$789.6
Forged Products	574.8	209.4	960.0	409.9
Fastener Products	244.9	200.6	486.4	403.2
Industrial Products	58.6	57.0	116.2	116.1

Total	$1,319.3	$869.3	$2,431.7	$1,718.8

Operating Income (Loss) by Segment [2]
Investment Cast Products	$97.1	$78.9	$189.0	$153.5
Forged Products	92.5	27.6	146.4	51.0
Fastener Products	51.3	32.3	100.1	63.4
Industrial Products	11.0	4.9	20.9	16.9
Corporate expense	(19.4)	(14.4)	(36.2)	(26.1)

Consolidated segment operating income	232.5	129.3	420.2	258.7
Interest expense, net	15.1	10.4	28.3	20.8

Income before income taxes and minority interest	$217.4	$118.9	$391.9	$237.9

[1]	Reported results for the periods ended October 2, 2005 and the six months ended October 1, 2006 have been restated for discontinued operations.

[2]	Operating income represents earnings before interest, income taxes, restructuring and other income.